Exhibit 99.1
Liberator Medical Reports Record Revenue for Its First Fiscal Quarter Ended December 31, 2010
Net Revenues of $12.2 Million for the Quarter Ended December 31, 2010
STUART, Fla., Feb. 23, 2011 (GLOBE NEWSWIRE) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) today announced the financial results for its fiscal first quarter ended December 31, 2010. Sales for the three months ended December 31, 2010, increased by $3,046,000, or 33.3%, to $12,204,000, compared with sales of $9,158,000 for the three months ended December 31, 2009. The increase in sales was primarily due to the Company’s continued emphasis on its direct response advertising campaign to obtain new customers and its dedication to customer service to retain its recurring customer base.
Gross profit for the three months ended December 31, 2010, increased by $1,958,000, or 33.1%, to $7,868,000, compared with gross profit of $5,910,000 for the three months ended December 31, 2009. The increase was attributed to increased sales volume for the three months ended December 31, 2010 compared to the three months ended December 31, 2009.
Advertising expenses increased by $1,095,000, or 135.9%, to $1,901,000 for the three months ended December 31, 2010 compared to the three months ended December 31, 2009. The majority of its advertising expenses were associated with the amortization of previously capitalized direct response advertising costs. General and administrative expenses decreased by $100,000, or 9.8%, to $925,000 for the three months ended December 31, 2010, compared to the three months ended December 31, 2009.
Financial Condition
The Company had cash of $7,430,000 at December 31, 2010, compared to cash of $7,428,000 at September 30, 2010, an increase of $2,000. Income from operations for the three months ended December 31, 2010, decreased by $17,000 to $1,143,000, compared to the three months ended December 31, 2009. The decrease in operating income is attributed to its increased investments in payroll, facilities, and advertising costs, partially offset by a reduction in general and administrative costs.
On October 15, 2010, the $2.5 million convertible note was converted into shares of the Company’s common stock at a conversion price of $0.75 per share. This was the last remaining convertible note on the Company’s balance sheet. As a result of the conversion, the Company no longer faces any additional exposure to changes in fair value of the derivative liabilities associated with the convertible debt issued in May and October 2008. These non-cash charges reduced income before taxes by $902,000 (or $0.02 per share) in the quarter ended December 31, 2010.
Mark Libratore, the Company’s President and CEO, commented, “The Company has experienced substantial growth over the past three fiscal years despite the downturn in the U.S. economy. We have increased sales for eleven consecutive quarters. We plan to continue our advertising efforts over the next twelve months to attract new customers and expand our operations to service our new and existing customers. We expect our revenues to continue to grow over the next three quarters of fiscal year 2011 due to our advertising and marketing programs.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

CONTACT:	Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com